As filed with the Securities and Exchange Commission on December 20, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

International Flavors & Fragrances Inc.
(Exact name of Registrant as specified in its charter)

New York	13-1432060
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

521 West 57th Street, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan

Dennis M. Meany, Esq.
Senior Vice President, General Counsel and Secretary
International Flavors & Fragrances Inc.
521 West 57th Street
New York, New York 10019
Telephone: (212) 765-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate
Title Of Securities	To Be	Price Per	Offering	Amount Of
To Be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, $0.12 1/2 par value	2,749,669 Shares	$55.66	$153,046,576.54	$10,912.22

(1)
This Registration Statement on Form S-8 (“Registration Statement”) registers 2,749,669 shares of International Flavors & Fragrances, Inc. common stock, $0.12 1/2 par value per share (“Common Stock”) under the International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (the “Plan”) which will be available for awards to be granted under the Plan as well as deferrals into the Common Stock Fund under the International Flavors & Fragrances Inc. Deferred Compensation Plan. Included within the amount to be registered are 749,669 shares of Common Stock remaining available for issuance under the 2000 Stock Award and Incentive (the “Prior Plan”) which are being transferred to the Plan.

The 749,669 shares being transferred to the Plan from the Prior Plan were previously registered by International Flavors & Fragrances Inc. (“IFF” or the “Company”) on a registration statement on Form S-8 (File No. 333-102825), as filed with the Securities and Exchange Commission on January 30, 2003 (the “2003 Registration Statement”). Concurrently with the filing of this Registration Statement, the Company is filing a post-effective amendment to the 2003 Registration Statement deregistering these 749,669 shares that are being carried forward under this Registration Statement.

Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which may be issuable pursuant to the antidilution provisions of the Plan.

(2)
Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average high and low prices of IFF’s Common Stock on December 14, 2010, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) have been or will be sent or given to participants in the 2010 Stock Award and Incentive Plan (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by International Flavors & Fragrances Inc. (“IFF”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended, (“Exchange Act”) are incorporated by reference, as of their respective dates, in this Registration Statement:
(i)	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(ii)	Proxy Statement filed on March 9, 2010 in connection with IFF’s 2010 Annual Meeting of Shareholders;

(iii)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

(iv)	All other reports filed by IFF pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by IFF’s latest annual report; and

(v)
The description of IFF’s common stock, $0.12 1/2 par value per share (“Common Stock”), contained in Exhibit 99.1 to the Current Report on Form 8-K, filed on April 30, 2010, including any amendments and reports filed for the purpose of updating such description.

Information in Current Reports on Form 8-K furnished to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

All documents hereafter filed by IFF pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Jodie Simon Friedman, Esq., Vice President (U.S.), Deputy General Counsel and Assistant Secretary of IFF, beneficially owns 26,596 shares of IFF Common Stock, including restricted stock, and holds options to purchase 18,000 additional shares of IFF Common Stock as of the date of this Registration Statement. Ms. Friedman is eligible to participate in the Plan. Ms. Friedman has passed upon the validity of the shares of IFF Common Stock offered under this Registration Statement.

Item 6.	Indemnification of Directors and Officers.
On July 24, 1986, New York substantially revised the provisions of the New York Business Corporation Law (“BCL”) to permit New York corporations to extend broader protection to their directors and officers by way of indemnity and advancement of expenses than that previously afforded by New York law. On October 31, 1986, the Board amended IFF’s By-laws to extend such indemnification and advancement of expenses to its directors and officers. Article II, Section 14 of IFF’s By-laws, as amended (the “By-laws”), provides among other things that IFF shall indemnify a person against judgments, fines, amounts paid in settlement and reasonable expenses arising out of an action or proceeding, to which such person shall have been made a party by reason of the fact he or she is or was a director or officer of the corporation, unless a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the action so adjudicated, or that he or she personally gained in fact a personal profit or other advantage to which he or she was not entitled. The By-laws also require IFF to advance litigation expenses of such director or officer upon receipt of an undertaking to repay such advances if the director or officer is ultimately determined not to be entitled to indemnification.
In July 1987, New York added Section 402(b) to the BCL which permits New York corporations, with shareholder approval, to amend their certificates of incorporation in order to eliminate or limit the personal liability of directors to a corporation and its shareholders for damages arising from breaches of the directors’ duty. On May 13, 1988, IFF amended its Certificate of Incorporation by adding a new Article Eleventh which had been approved by the shareholders on May 12, 1988. Article Eleventh provides that no director of IFF shall be personally liable to IFF or its shareholders for damages for any breach of duty as a director. Article Eleventh does not permit elimination or limitation of the liability of any director if a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally derived a financial profit or other advantage to which he or she was not legally entitled, or (ii) that his or her action involved (a) an improper declaration of any dividend or other distribution, (b) an improper redemption by IFF of its own shares, (c) the distribution of assets to shareholders after dissolution, without paying or adequately providing for, with certain exceptions, known liabilities of IFF or (d) the making of an improper loan to a director. Article Eleventh also does not authorize any limitation on the ability of IFF or its shareholders to obtain injunctive relief, specific performance or other equitable remedies, and would not apply to acts or omissions which occurred prior to the filing of the amendment to IFF’s Certificate of Incorporation containing the limitation on directors’ liability.

On December 9, 1975, the Board adopted a resolution pursuant to which IFF is obligated to indemnify, to the extent permitted by law, any director, officer or employee of IFF against any liability arising out of claims under the Employee Retirement Income Security Act of 1974.
In 2008, our Board approved an amendment to our By-laws to authorize IFF to provide indemnification and advancement rights by separate agreement to certain persons, including our officers and directors, and on July 22, 2008, the Board approved a form of indemnification agreement to be entered into by IFF, on the one hand, and each of IFF’s directors and officers, on the other hand (each, an “Indemnification Agreement”). Among other things, each Indemnification Agreement provides that IFF will indemnify the indemnitee against certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts that may be incurred by such person in connection with civil, criminal or other claims or other proceedings that may result from such person’s service as a director and/or officer of IFF or in such other capacities as IFF may request, except if such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. In addition, each Indemnification Agreement provides for the advancement of expenses to the indemnitee.
IFF also maintains Directors and Officers Liability Insurance on behalf of its officers and directors.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1	Specimen Certificate of IFF’s Common Stock (incorporated by reference to Exhibit 4(b) to Registrant’s Registration Statement on Form S-3 filed on September 29, 2000 (Reg. No. 333-46932)).

4.2
Credit Agreement dated as of November 18, 2008 among International Flavors & Fragrances (Japan) Ltd., as Borrower, International Flavors & Fragrances Inc., as Guarantor, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender (incorporated by reference to Exhibit 10.1 to Registrant’s Report on Form 8-K filed on November 21, 2008.

4.3
Provisions of the Restated Certificate of Incorporation of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 10(g) to IFF’s Report on Form 10-Q filed on August 12, 2002 (SEC file number reference 001-04858)).

4.4	Provisions of the By-laws of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 3.1 to IFF’s Report on Form 8-K filed on October 30, 2009).

4.5	International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (incorporated by reference to Appendix A to IFF’s definitive proxy statement on Schedule 14A filed on March 9, 2010).

5	Opinion of Jodie Simon Friedman.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jodie Simon Friedman (included in Exhibit 5).

24	Power of Attorney

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on this 20th day of December, 2010.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
By:	/s/ Dennis M. Meany
Dennis M. Meany
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas D. Tough Douglas D. Tough	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 20, 2010

/s/ Kevin C. Berryman Kevin C. Berryman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2010

/s/ Margaret Hayes Adame* Margaret Hayes Adame	Director	December 20, 2010

/s/ Marcello Bottoli* Marcello Bottoli	Director	December 20, 2010

/s/ Linda B. Buck* Linda B. Buck	Director	December 20, 2010

/s/ J. Michael Cook* J. Michael Cook	Director	December 20, 2010

/s/ Roger W. Ferguson* Roger W. Ferguson	Director	December 20, 2010

/s/ Peter A. Georgescu* Peter A. Georgescu	Director	December 20, 2010

/s/ Alexandra A. Herzan* Alexandra A. Herzan	Director	December 20, 2010

/s/ Henry W. Howell, Jr.* Henry W. Howell, Jr.	Director	December 20, 2010

Signature	Title	Date

/s/ Katherine M. Hudson* Katherine M. Hudson*	Director	December 20, 2010

/s/ Arthur C. Martinez* Arthur C. Martinez	Director	December 20, 2010

*	Signed by Jodie Simon Friedman, as attorney-in-fact on behalf of each person so indicated pursuant to powers of attorney filed herewith.

By:	/s/ Jodie Simon Friedman
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Specimen Certificate of IFF’s Common Stock (incorporated by reference to Exhibit 4(b) to Registrant’s Registration Statement on Form S-3 filed on September 29, 2000 (Reg. No. 333-46932)).

4.2
Credit Agreement dated as of November 18, 2008 among International Flavors & Fragrances (Japan) Ltd., as Borrower, International Flavors & Fragrances Inc., as Guarantor, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender (incorporated by reference to Exhibit 10.1 to Registrant’s Report on Form 8-K filed on November 21, 2008.

4.3
Provisions of the Restated Certificate of Incorporation of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 10(g) to IFF’s Report on Form 10-Q filed on August 12, 2002 (SEC file number reference 001-04858)).

4.4	Provisions of the By-laws of IFF that define the rights of securityholders of IFF (incorporated by reference to Exhibit 3.1 to IFF’s Report on Form 8-K filed on October 30, 2009).

4.5	International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (incorporated by reference to Appendix A to IFF’s definitive proxy statement on Schedule 14A filed on March 9, 2010).

5	Opinion of Jodie Simon Friedman.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jodie Simon Friedman (included in Exhibit 5).

24	Power of Attorney